SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

on behalf of

FRANKLIN LIBERTY INTERNATIONAL OPPORTUNITIES ETF

THIS SUBADVISORY AGREEMENT (the “Agreement”) is made as of January 25, 2017 by and between FRANKLIN ADVISERS, INC., a California corporation (“FAV”), and TEMPLETON ASSET MANAGEMENT LTD., a public company limited by shares incorporated in Singapore (“TAML”), with respect to Franklin Liberty International Opportunities ETF (the “Fund”), a series of Franklin Templeton ETF Trust (the “Trust”).

WITNESSETH

WHEREAS, FAV and TAML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, FAV, pursuant to the Investment Management Agreement between FAV and the Fund (the “Investment Management Agreement”), has been retained to render investment advisory services to the Fund, an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FAV desires to retain TAML to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and TAML is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         FAV hereby retains TAML, and TAML hereby accepts such engagement, to furnish certain investment advisory services with respect to certain assets of the Fund, as more fully set forth herein.

(a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, TAML will provide (i) recommendations to FAV, on a non-discretionary basis, with respect to the composition of the portion of the Fund’s portfolio invested in the countries and regions identified in Schedule A hereto, as may be amended from time to time (the “Subadvised Portion”), and (ii) investment research and advice with respect to securities and investments in such countries and regions identified in Schedule A. FAV will have full responsibility for all investment advisory services provided to the Fund, and FAV, in its sole discretion, will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders with respect to the Fund.

(b)        In performing these services, TAML shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust and Bylaws, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the applicable provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the applicable provisions of the United States Internal Revenue Code of 1986, as amended.

(c)        FAV, with assistance from and on behalf of TAML, shall provide the Board in advance of the quarterly Board meetings, and shall present at such quarterly Board meetings, a report of the activities hereunder with respect to the Subadvised Portion, in such form and detail as requested by the Board.  TAML shall make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

(d)       In carrying out its duties hereunder, TAML shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

2.         (a)        TAML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

(b)        It is understood that the services provided by TAML are not to be deemed exclusive.  FAV acknowledges that TAML may have investment responsibilities for, or render investment advice to, or perform other investment advisory services for, individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund.  FAV agrees that TAML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

3.         TAML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

4.         TAML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where TAML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

5.         (a)        As compensation for the investment subadvisory services to be rendered by TAML hereunder, FAV shall pay such fee as specified in Schedule B hereto.  The subadvisory fee under this Agreement shall be accrued daily and paid monthly in arrears.

(b)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

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6.         (a)        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TAML, neither TAML nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV, the Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)        Notwithstanding paragraph 6(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by TAML pursuant to authority delegated as described in Paragraph 1(a), TAML shall indemnify FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

(c)        No provision of this Agreement shall be construed to protect any director or officer of FAV or TAML from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

7.         During the term of this Agreement, TAML will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FAV will be responsible for all of their respective expenses and liabilities.

8.         This Agreement shall be effective as of the date first written above, and shall continue in effect for two years.  It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

9.         Notwithstanding the foregoing, this Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and TAML, and by FAV or TAML upon sixty (60) days’ written notice to the other party.

10.       This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Investment Management Agreement between FAV and the Fund.

11.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, TAML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  TAML further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

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12.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

13.       Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service, or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)                 to FAV:

One Franklin Parkway

San Mateo, CA 94403-1906

Facsimile: (650) 525-7141

(ii)               to TAML:

7 Temasek Boulevard

Suntec Tower One, #38-03

Singapore 038987

Facsimile:

13.       The terms “majority of the outstanding voting securities” of the Fund, “interested persons” and “assignment” shall have the meanings as set forth in the 1940 Act.

14.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

15.       TAML acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  TAML agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that TAML shall not seek satisfaction of any such obligation from any shareholders of the Fund or any other series of the Trust nor from any trustee, officer, employee or agent of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:      /s/Patrick O’Connor

            Patrick O’Connor

Title:    Senior Vice President

TEMPLETON ASSET MANAGEMENT LTD.

By:      /s/Stephen E. Grundlingh

            Stephen E. Grundlingh

Title:    Co-Chief Executive Officer

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Schedule A

Region
Asia Pacific region, including: Australia China Hong Kong India Indonesia Macao Malaysia New Zealand Philippines Singapore Thailand But excluding: Japan South Korea Taiwan

Schedule B

As compensation for the investment subadvisory services to be rendered by TAML hereunder, FAV shall pay an annual fee in U.S. dollars to TAML equal to $35,714 for each region, as identified in Schedule A.